Exhibit 99.1

NEWS

Contact:	Media:	Investor Relations:	Fixed Income
	Mark Truby	Larry Heck	Shawn Ryan
	313.323.0539	313.594.0613	313.621.0881
	mtruby@ford.com	fordir@ford.com	sryan6@ford.com

Immediate release

FORD TAKES ACTION TO FURTHER STRENGTHEN
BALANCE SHEET BY REDUCING DEBT BY $4 BILLION

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Ford to pay $3.8 billion in cash to the UAW Retiree Medical Benefits Trust by making scheduled debt payments due on Notes A and B held by the trust and paying the entire remaining balance of Note A ahead of schedule

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Company to pay $255 million of previously deferred quarterly distributions on 6.50% Cumulative Trust Preferred Securities of Ford Motor Company Capital Trust II; quarterly distribution payments will resume starting with the payment due on July 15, 2010

•	Ford obtains more flexibility over a three-year period to pre-pay all or a portion of the remaining $3.6 billion outstanding principal amount of Note B
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These actions, combined with an April payment of $3 billion on its 2013 revolving credit facility, reduced Ford’s debt by more than $7 billion during the second quarter; the total debt reduction will save Ford more than $470 million in annual interest expense

DEARBORN, Mich., June 30, 2010 – Ford Motor Company (NYSE: F) today is reducing its debt by more than $4 billion – primarily by retiring debt owed to the UAW Retiree Medical Benefits Trust ahead of schedule.  The company said it is taking the action to further strengthen its balance sheet as it gains momentum on its One Ford plan and remains on track to deliver solid profits and positive Automotive operating-related cash flow this year.

Ford is making scheduled payments in cash totaling about $860 million on Notes A and B held by the UAW Retiree Medical Benefits Trust – including about $250 million due under Note A, and $610 million due under Note B.  Ford had the option to pay Note B with cash or Ford stock but agreed to pay with cash.  In addition, Ford and its subsidiary, Ford Motor Credit Company, are paying a combined $2.9 billion to retire the remaining obligation on Note A at an agreed upon discount of 2 percent.

Separately, Ford is making a $255 million cash payment to bring current previously deferred quarterly distributions on the 6.50% Cumulative Trust Preferred Securities of Ford Motor Company Capital Trust II.

With today’s actions and an April payment of $3 billion on its 2013 revolving credit facility, Ford will have reduced its debt by more than $7 billion in the second quarter.  The second quarter debt reduction will save Ford more than $470 million in annual interest expense.

“Our One Ford plan to profitably grow our business is working, and we are increasingly confident about the future,” said Ford President and CEO Alan Mulally.  “We expect to continue to improve our balance sheet as we deliver on our plan. Importantly, our business results make it possible to take these actions while still accelerating the investments we are making in our business to serve our customers with the very best cars and trucks.

“We are pleased to make these payments ahead of schedule for the benefit of Ford and our UAW-Ford retirees who count on the Trust for their health care benefits,” Mulally said.

The second quarter debt reductions are in addition to a series of actions Ford has taken since early 2009 to improve its balance sheet. These include completing transactions in spring 2009 that reduced Ford’s Automotive debt obligations by $10.1 billion, and raising more than $5.7 billion since the second quarter of 2009 through several equity and equity-linked offerings.

The VEBA Trust Note Obligations
Pursuant to a March 2008 settlement agreement, the UAW Retiree Medical Benefits Trust was created to assume responsibility for providing retiree health care benefits to eligible Ford-UAW employees and their dependants, the cost of which would be funded with assets contributed by Ford.

The settlement was amended in March 2009 to create Notes A and B, which smoothed Ford’s payment obligations and gave Ford the option to use Ford stock to make payments under Note B. On Dec. 31, 2009, Ford completed the transfer of assets, including Notes A and B, to the UAW Retiree Medical Benefits Trust, and the trust assumed the retiree health care liabilities.

June 2010 Agreement
The payments made today result from an agreement last week between Ford and the UAW Retiree Medical Benefits Trust that includes:
•	Ford making the scheduled payments on Notes A and B in cash totaling about $860 million.
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Ford and Ford Credit purchasing for cash the remaining $2.96 billion outstanding principal amount of Note A at a price of 98 percent, or $2.9 billion, of which $1.6 billion is being paid by Ford and $1.3 billion is being paid by Ford Credit. Ford Credit intends to deliver to Ford the portion of Note A that it is purchasing from the UAW Retiree Medical Benefits Trust to satisfy existing intercompany tax liabilities it owes to Ford.

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Subject to regulatory approval, the UAW Retiree Medical Benefits Trust is providing Ford a three-year right beginning in July 2010 whereby Ford has the flexibility to pre-pay for cash, periodically during each year, all or a portion of the remaining $3.6 billion outstanding principal amount of Note B at a 5 percent discount for purchases made prior to 2012 and at a 4 percent discount for purchases made after 2011.  Previously, Ford could pre-pay Note B once a year at par.

“We are very pleased with this transaction, which continues the process of diversifying the Trust’s assets at very attractive values and assists the thousands of Ford retired employees, their families and survivors and others who look to the Trust to fund their retiree health benefits,” said Samuel W. Halpern, president of Independent Fiduciary Services, Inc., the independent fiduciary and investment manager for the UAW Retiree Medical Benefits Trust.

Repayment and Reinstatement of Distributions on Trust Preferred Securities
Ford also announced today that it is paying in cash to the trustee all accrued distributions previously deferred totaling $255 million on the Trust Preferred Securities, and that it intends to resume making quarterly distribution payments starting with the payment due on July 15, 2010.

The accrued distributions will be paid by the trustee on July 15, 2010, to the holders of record of the Trust Preferred Securities on June 30, 2010.  Distributions on the Trust Preferred Securities had been deferred in accordance with their terms since April 15, 2009.

Ford said its liquidity and ability to generate positive cash flow are sufficient to warrant reinstatement of the distributions on the Trust Preferred Securities.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 176,000 employees and about 80 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010, and, until its sale, Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit